Exhibit 99.1

Medizone International Announces Next Steps with FDA on AsepticSure®
Medizone International prepares plans to submit a marketing application to FDA for use of AsepticSure as a medical device

Kalamazoo, Michigan, Friday, August 25, 2017 — Medizone International, Inc. (OTCQB: MZEI) announced that it has received a written response from the U.S. Food and Drug Administration (“FDA”) on the Company’s 513(g) submission for disinfection of exposed surfaces and equipment within medical facilities with AsepticSure®.  The FDA recommended that the Company proceed to market through the de novo classification pathway given its novel technology compared to other FDA-regulated disinfection systems.  Regulation through the de novo pathway requires that the medical device be low- to moderate- risk.  The company intends to support its application with data demonstrating AsepticSure’s safety and efficacy profile and low risk nature.  FDA invited Company representatives to schedule follow up meetings to discuss the best approach for introduction of the AsepticSure technology into the U.S. market.  Successfully completing this regulatory pathway would further support the significant competitive advantage of AsepticSure in the marketplace.
“We look forward to an ongoing productive dialogue with FDA to demonstrate the potential of AsepticSure to make a positive impact in the US healthcare sector,” commented David A. Esposito, Chairman and Interim CEO of Medizone International.  “As we address these next steps with FDA, we continue to support expanding our sales and marketing efforts in other segments in the US and markets across the world.”
In November 2016, Medizone received clearance from the U.S. Environmental Protection Agency (“EPA”) (Reg. No. 90607-3) to market AsepticSure ozone disinfectant formula for use for disinfection of non-porous surfaces in hospitals, clinics, hotels, sporting venues and in the food industry, long-term care facilities, and other critical infrastructures.
The Company will continue to market AsepticSure in the US under the previously announced EPA clearance in non-medical uses as it works through the FDA regulatory process.
Medizone will continue to support commercial operations in markets outside the United States, which are not affected by this decision.  In addition to the EPA clearance, the AsepticSure technology has received market approval from regulators for use and distribution in Canada, New Zealand, and Chile, and is currently seeking approvals in other countries in South America, Europe and Asia.
This Press Release may contain certain forward looking statements that could involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company’s filings made with the Securities and Exchange Commission.